Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of PAE Incorporated, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of February, 2020.

PARK WEST ASSET MANAGEMENT LLC

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer

/s/ Peter S. Park
Peter S. Park